EXHIBIT 13.2

CERTIFICATION

    The certification set forth below is being submitted in connection with the annual report of Arcos Dorados Holdings Inc. on Form 20-F for the year ended December 31, 2021 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code. Mariano Tannenbaum, the Chief Financial Officer of Arcos Dorados Holdings Inc., certifies that, to the best of his knowledge:

1.the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Arcos Dorados Holdings Inc.

Date: April 29, 2022

/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Chief Financial Officer